Larry O'Donnell, CPA, P.C.

Telephone (303) 745-4545                                                                                                  2228 South Fraser Street    Unit I

Aurora, Colorado  80014

Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

Board of Directors

Mach One Corporation

6430 Congress Drive

West Bend, WI 53095

We consent to the use, in the registration statement on Form SB-2 of Mach One Corporation, of our report dated May 15, 2007 on our audit of the financials statements of Mach One Corporation for the years ending December 31, 2006 and 2005 and the related statements of operation, stockholders’ equity and cash flows for the years then ended and the reference to us under the caption “Experts.”

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/s/ Larry O’Donnell CPA, P.C.

Aurora, Colorado

September 7, 2007

Member of the American Institute of Certified Public Accountants

Member of the Center for Public Company Audit Firms

Member of the Florida Institute of Certified Public Accountants